UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2011

CORMEDIX INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34673	20-5894890
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

745 Rt. 202-206, Suite 303, Bridgewater, NJ		08807
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (908) 517-9500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

The information contained in Item 5.02 with respect to the Employment Agreement (as defined below) is incorporated by reference into this Item 1.01.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 25, 2011, the Board of Directors (the “Board”) of CorMedix Inc. (the “Company”) appointed Mark A. Klausner, M.D., as the Company’s Chief Medical Officer, effective March 1, 2011.  Dr. Klausner succeeds Dr. Mark Houser in such position, whose employment term expired on February 28, 2011 in accordance with the terms of his employment agreement.

Dr. Klausner, age 58, joined the Company from Nephrogenex, Inc., a developmental-stage biotechnology company, where he held the position of Chief Medical Officer from December 2007 to February 2011.  Previously, Dr. Klausner held various vice presidential roles at Johnson & Johnson, a consumer health, pharmaceutical and medical devices, and diagnostics company, from 1990 to November 2007, in the areas of medical affairs, clinical research and development, and domestic and global drug safety and surveillance.  Dr. Klausner also held director positions at Wyeth Pharmaceuticals, a pharmaceutical company that is now a part of Pfizer, in the areas of cardiovascular clinical research and OTC clinical research from 1987 to 1990.  Dr. Klausner holds board certifications in nephrology and internal medicine and received his medical degree from Harvard Medical School.

On February 25, 2011, in connection with Dr. Klausner’s appointment as the Company’s Chief Medical Officer, the Company entered into an employment agreement with Dr. Klausner (the “Employment Agreement”).  Pursuant to the Employment Agreement, Dr. Klausner will serve as the Company’s Chief Medical Officer for an initial term of two years, which term will extend automatically for additional one-year periods unless appropriate notice is given by one of parties.  Dr. Klausner will receive an annual base salary of $310,000, and will be eligible for annual bonus payments of up to 35% of his base salary, based upon the achievement of certain milestones as established annually by the Company’s Chief Executive Officer, in consultation with the Board and Dr. Klausner.

Pursuant to the Employment Agreement, if the Company terminates Dr. Klausner as a result of his death or Disability (as defined under the Employment Agreement), Dr. Klausner or his estate, as applicable, will receive his base salary and any accrued but unpaid benefits through the termination date (the “Accrued Compensation”), plus his base salary for a period of 90 days, and all his unvested restricted shares and stock options that are scheduled to vest on or before the next succeeding anniversary of March 1, 2011 will be accelerated and vest as of the termination date.  If the Company terminates Dr. Klausner for Cause (as defined under the Employment Agreement), if Dr. Klausner terminates his employment other than for Good Reason (as defined under the Employment Agreement), or if Dr. Klausner’s employment terminates by expiration of the term of the Employment Agreement, Dr. Klausner will receive the Accrued Compensation only.  If the Company terminates Dr. Klausner within two months prior to or six months following the occurrence of a Change of Control (as defined under the Employment Agreement), and on the date of termination the fair market value of the Company’s common stock on a fully-diluted basis is more than $50 million (as determined by the Board of Directors in good faith), Dr. Klausner will receive the Accrued Compensation, his base salary and benefits for a period of three months following his termination, and all his unvested restricted shares and stock options will be accelerated and vest as of the termination date.  If the Company terminates Dr. Klausner for reasons other than those stated above or Dr. Klausner terminates his employment for Good Reason, Dr. Klausner will receive the Accrued Compensation and his base salary and benefits for a period of six months following his termination, and all his unvested restricted shares and stock options that are scheduled to vest within the 12 months following his termination will be accelerated and vest as of the termination date.  The Employment Agreement also contains certain non-compete and non-solicitation provisions effective during the period Dr. Klausner receives termination benefits under the Employment Agreement, if any, as well as standard confidentiality provisions.

Additionally, on March 1, 2011, in connection with his entry into the Employment Agreement, Dr. Klausner was issued an option to purchase 356,000 shares of the Company’s common stock (representing approximately 2.0% of the common stock outstanding on a fully diluted basis on such date) at an exercise price of $1.61 per share, representing the closing price of the common stock on NYSE Amex on the grant date.  Such option will vest in equal installments on each of the first three anniversaries of the grant date.

The foregoing description of the Employment Agreement is not complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 8.01.	Other Events.

On March 2, 2011, the Company issued a press release announcing the appointment of Dr. Klausner as its Chief Medical Officer.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description

10.1	Employment Agreement, dated as of February 25, 2011, by and between CorMedix Inc. and Mark Klausner.

99.1	Press Release dated March 2, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 3, 2011	CORMEDIX INC.

	By:	/s/ Brian Lenz
		Name:	Brian Lenz
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, dated as of February 25, 2011, by and between CorMedix Inc. and Mark Klausner.

99.1	Press Release dated March 2, 2011.